Exhibit 10.21

ZHONG YUAN BIO-TECHNOLOGY

HOLDINGS LIMITED

COMPENSATION COMMITTEE CHARTER

PURPOSE:

The Compensation Committee of the Board of Directors (“the Board”) of Zhong Yuan Bio-Technology Holdings Limited (the “Company”) is established pursuant to this charter. The purpose of the Compensation Committee is to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company including stock compensation and loans, and all bonus and stock compensation to all employees.

The Compensation Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Compensation Committee shall consist of at least two (2) members of the Board, all of whom shall be independent directors in accordance with Rule 5605 (d) of the NASDAQ Listing Rules. The members of the Compensation Committee will be appointed by a majority of the Board. No member of the Compensation Committee shall be removed except by a majority vote of the independent directors then in office.

RESPONSIBILITIES:

The responsibilities and duties of the Compensation Committee shall include:

1.	To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee may consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to CEOs at comparable companies and the awards given to the Company’s CEO in past years.

2.	Matters Related to Compensation of the Officers Other Than the Chief Executive Officer:

a.	Review and approve the proposed compensation for all Officers of the Company other than the CEO; for purposes hereof, the term “Officer” shall mean any officer at C-level, and any individual that reports directly to the CEO.

b.	Review no less frequently than annually the aggregate amount of compensation being paid or potentially payable to the Company’s Officers.

c.	Reviewing and making recommendations to the Board regarding the compensation policy for executive officers and directors of the Company, and such other officers of the Company as directed by the Board.

3.	Reviewing and making recommendations to the Board regarding all forms of compensation (including all “plan” compensation, as such term is defined in Item 402(a)(7) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, and all non-plan compensation) to be provided to the executive officers of the Company.

4.	Reviewing and making recommendations to the Board regarding general compensation goals and guidelines for the Company’s employees and the criteria by which bonuses to the Company’s employees are determined.

5.	Acting as Administrator of any stock option plan and administering, within the authority delegated by the Board, any Employee Stock Purchase Plan adopted by the Company. In its administration of the plans, the Compensation Committee may, pursuant to authority delegated by the Board, grant stock options or stock purchase rights to individuals eligible for such grants and amend such stock options or stock purchase rights. The Compensation Committee shall also make recommendations to the Board with respect to amendments to the plans and changes in the number of shares reserved for issuance hereunder.

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6.	Review and approve grants and awards under incentive-based compensation plans and equity-based plans, in each case consistent with the terms of such plans.

7.	Review and make such recommendations to the Board as the Compensation Committee deems advisable with regard to policies and procedures for the grant of equity-based awards by the Company.

8.	Reviewing and making recommendations to the Board regarding other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of and consultants to the Company.

9.	Preparing a report (to be included in the Company’s Current Report on Form 6-F and subsequent Annual Reports on Form 20-F) which describes: (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based; (b) the relationship of such compensation to the Company’s performance; and (c) the Compensation Committee’s executive compensation policies applicable to executive officers.

10.	Authorizing the repurchase of shares from terminated employees pursuant to applicable law.

11.	If applicable, the Compensation Committee shall consider the results of the most recent stockholder advisory vote on executive compensation in its recommendations and decisions.

MEETINGS:

It is anticipated that the Compensation Committee will meet at least two times each year. However, the Compensation Committee may establish its own schedule, which it will provide to the Board in advance. At a minimum of one of such meetings annually, the Compensation Committee will consider stock plans, performance goals and incentive awards, and the overall coverage and composition of the compensation package. The Compensation Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Compensation Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate.

The Compensation Committee may invite such members of management to its meetings as it deems appropriate. However, the Compensation Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

REPORTS:

The Compensation Committee will provide written reports to the Board of the Company regarding recommendations of the Compensation Committee submitted to the Board for action, and copies of the written minutes of its meetings.

Review and discuss with management the Compensation Discussion and Analysis to be included in the Company’s annual report on Form 20-F (“CD&A”).

Based on the Compensation Committee’s review and discussions with management of the CD&A, make a recommendation to the Board that the CD&A be included in the Company’s annual report on Form 20-F.

Prepare the Compensation Committee Report to be included in the Company’s annual report on Form 20-F in accordance with any applicable rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded, and any other rules and regulations applicable to the Company.

EVALUATION OF COMMITTEE PERFORMANCE:

The Compensation Committee shall on an annual basis, evaluate its performance under this Charter. The Compensation Committee shall address all matters that the Board of Directors considers relevant to its performance. The Compensation Committee shall deliver a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Board’s or the Company’s policies or procedures.

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COMMITTEE RESOURCES:

The Compensation Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting, and other advisors. The Compensation Committee shall have sole authority to retain and terminate any compensation consultant to be used to evaluate director or officer compensation, including sole authority to approve the consulting firm’s fee and retention terms.

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